Filed Pursuant to Rule 424(b)(7)
Registration Statement No: 333-237139

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated March 12, 2020)

Uniti Group Inc.

1,169,663 Shares of Common Stock

This prospectus supplement No. 2 supplements and amends the selling stockholder information contained in the prospectus, dated March 12, 2020, as previously supplemented by prospectus supplement dated June 22, 2020, relating to the offer and sale from time to time of up to 38,249,667 shares of our common stock, par value $0.0001 per share (the “Common Stock”), issuable upon exchange of $345,000,000 aggregate principal amount of 4.00% Exchangeable Senior Notes due 2024 (the “Notes”) issued by our indirect subsidiary, Uniti Fiber Holdings Inc. (“Uniti Fiber”), in a private transaction that closed on June 28, 2019. Under certain circumstances, we may issue shares of Common Stock upon the exchange of the Notes. In such circumstances, the recipients of such Common Stock (the “Selling Stockholders”) may use this prospectus supplement to resell from time to time the shares of Common Stock that we may issue to them upon the exchange of the Notes.

This prospectus supplement names an additional Selling Stockholder who may receive shares of our Common Stock upon exchange of the Notes. Additional Selling Stockholders may be named by future prospectus supplements.

You should read this prospectus supplement in conjunction with the prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

The registration of the shares of Common Stock covered by this prospectus supplement does not necessarily mean that any of the Selling Stockholders will exchange their Notes for Common Stock, that upon any exchange of the Notes we will elect to exchange some or all of the Notes for shares of Common Stock rather than cash, or that any shares of Common Stock received upon exchange of the Notes will be offered or sold by the Selling Stockholders.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “UNIT.” On March 8, 2021, the last reported sales price of our Common Stock was $11.08 per share.

Investing in our Common Stock involves risks. You should carefully read and consider the risk factors included in in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in other documents that we may file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 5 of the prospectus and the risks factors incorporated by reference in the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated March 9, 2021.

SELLING STOCKHOLDERS

The Notes were originally issued by Uniti Fiber, an indirect subsidiary of the Company, and sold by the initial purchasers of the Notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our Common Stock upon the exchange of the Notes. In such circumstances, the Selling Stockholders may use this prospectus supplement to resell from time to time the shares of our Common Stock that we may issue to them upon the exchange of the Notes.

Information about a certain Selling Stockholder is set forth herein, and information about additional Selling Stockholders may be set forth in a future prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, which are incorporated by reference in this prospectus supplement. Selling Stockholders, including their transferees, pledgees, donees or their successors, may from time to time offer and sell pursuant to this prospectus supplement and any future prospectus supplement or post-effective amendment any or all of the shares of our Common Stock that we may issue upon the exchange of the Notes.

The following table sets forth information, as of February 19, 2021, with respect to the Selling Stockholder and the number of shares of our Common Stock that would become beneficially owned by such Selling Stockholder should we issue our Common Stock to such Selling Stockholder that may be offered pursuant to this prospectus supplement upon the exchange of the Notes. The information is based solely on information provided by or on behalf of the Selling Stockholder. The Selling Stockholder may offer all, some or none of the shares of our Common Stock which we may issue upon the exchange of the Notes. Because the Selling Stockholder may offer all or some portion of such shares of our Common Stock, we cannot estimate the number of shares of our Common Stock that will be held by the Selling Stockholder upon termination of any of these sales. In addition, the Selling Stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of its Notes or shares of our Common Stock since the date on which it provided the information regarding its Notes in transactions exempt from the registration requirements of the Securities Act.

The number of shares of our Common Stock issuable upon the exchange of the Notes shown in the table below assumes exchange of the full amount of notes held by the Selling Stockholder at an exchange rate of 110.8686 shares of our Common Stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional share. This exchange rate is subject to adjustment in certain events, including, but not limited to, the issuance of certain stock dividends on our Common Stock, the issuance of certain rights, options or warrants, combinations, distributions of capital stock, indebtedness or other assets or property, cash dividends in excess of certain amounts, and certain tender or exchange offers by us. Accordingly, the number of shares of our Common Stock issued upon the exchange of the Notes may increase or decrease from time to time. The number of shares of our Common Stock owned by the other Selling Stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of Common Stock other than the Common Stock that we may issue to them upon the exchange of the Notes.

Based upon information provided by the Selling Stockholders, none of the Selling Stockholders, including the Selling Stockholder identified below, nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

To the extent the Selling Stockholder identified below is a broker-dealer, it may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares of our Common Stock beneficially owned.

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Name	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering(2)	Percentage of Shares Beneficially Owned After the Offering(1)(2)
Thrivent Financial for Lutherans(3)	1,169,663	*%	1,169,663	—	—

Less than 1%.

(1)	Based on a total of 232,897,213 shares of our Common Stock outstanding as of February 26, 2021.
(2)	Assumes the Selling Stockholder sells all of its shares of our Common Stock offered pursuant to this prospectus supplement.
(3)	Thrivent Financial for Lutherans (“Thrivent”) is a member-owned, not-for-profit fraternal benefit society that offers insurance products to its over two million members. Thrivent is also registered with the SEC as an investment advisor. Thrivent is not a publicly traded entity, nor does Thrivent have any principal owners. Accordingly, Thrivent does not have a natural person with sole or shared voting or dispositive power over the securities listed. The address for Thrivent is 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402-3211.

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